Exhibit 99.1

FOR IMMEDIATE RELEASE

Captaris Reports EPS of $0.08 in the Fourth Quarter of 2006

EPS of $0.14 in 2006 compares to a loss of $0.14 Per Share in 2005

Bellevue, Wash., February 15, 2007 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of software products that automate document-centric business processes, today reported financial results for its 2006 fourth quarter and fiscal year ended December 31, 2006.

Total revenue for the fourth quarter was $25.2 million, a 2% increase over the prior year’s fourth quarter and a 3% increase over the preceding quarter.  Revenue by category compared to the fourth quarter of 2005 was as follows:

•	Software revenue was $9.3 million, a decrease of $427,000 or 4%

•	Maintenance, support and service revenue was $9.5 million, an increase of $901,000 or 10%

•	Hardware revenue was $6.5 million, an increase of $86,000 or 1%

Gross profit was $17.4 million, or comparable with the same quarter last year, and gross margin was 68.8%, down from 70.5% in the same quarter last year.

Total operating expenses were $15.1 million for the fourth quarter of 2006, a decrease of approximately $2.8 million, or 16%, from total operating expenses of $17.8 million for the same quarter last year. The decline in operating expenses reflects continued effective cost controls and the results of actions initiated in the fourth quarter of 2005 to reduce the Company’s operating cost structure.

“Our strong earnings reflect the improved execution and increased operating leverage we are achieving as our business expands,” said David P. Anastasi, President and CEO of Captaris.  “As we significantly improved our cost structure, we also made significant progress toward other key goals in 2006, including strategic product development and expanding our market presence.  We are excited about our growth prospects in 2007 and are well positioned to leverage our solid customer base and portfolio of attractive technologies to expand our business.”

The Company recognized stock-based compensation expense of $201,000 in the fourth quarter of 2006, compared to a benefit of $7,000 in the fourth quarter of 2005.  Amortization of intangible assets for the fourth quarter of 2006 was $693,000, including $481,000 in cost of revenue and $212,000 in operating expenses, compared to $868,000 in the fourth quarter of 2005, including $481,000 in cost of revenue and $387,000 in operating expenses.  Depreciation was $697,000 in the fourth quarter of 2006, compared to $867,000 in the fourth quarter of 2005.

Operating income in the fourth quarter of 2006 was $2.3 million, compared to an operating loss of $427,000 in the fourth quarter of 2005, and operating income of $2.0 million in the third quarter of 2006.

Net income for the fourth quarter of 2006 was $2.2 million, or $0.08 per basic and diluted share, compared to net income of $44,000, or break even per share, in the same quarter last year and $1.6 million or $0.06 per share in the third quarter of 2006.

For the year ended December 31, 2006, total revenue of $92.0 million increased $5.6 million or 6%; operating expenses of $60.4 million decreased $7.3 million or 11%; and net income of $4.0 million increased $8.0 million compared to 2005.

Cash flow from operations was $1.9 million in the fourth quarter of 2006, compared to $1.6 million in the fourth quarter in 2005.  For the year ended December 31, 2006, cash flow from operations was $13.9 million, an increase of $12.5 million compared to cash from operations of $1.4 million in 2005.

Consolidated cash, cash equivalents and investment balances as of December 31, 2006 totaled $59.4 million, an increase of $2.5 million from September 30, 2006, and an increase of $7.8 million from December 31, 2005.  Deferred revenue at December 31, 2006 was $25.9 million, an increase of $2.1 million over the preceding quarter and an increase of $3.7 million from December 31, 2005.

Stock Repurchase

During the quarter, the Company repurchased 550,000 shares of its outstanding common stock at a cost of approximately $3.5 million and an average purchase price of $6.45 per share.  For the full year 2006, the Company repurchased approximately 2.1 million shares at a cost of $11.3 million, compared to approximately 1.3 million shares at a cost of about $4.9 million in 2005.  Captaris may repurchase shares under its stock repurchase program subject to overall market conditions, stock prices and its cash position and requirements.

On December 31, 2006, the total number of outstanding common shares was 27.6 million.  As of December 31, 2006, $12.6 million was available for repurchases under the Company’s repurchase program.

Conference Call

The Company will discuss its 2006 fourth quarter and full year results and business outlook for the first quarter of 2007 on its regularly scheduled conference call today, February 15, at 1:45 pm PT/ 4:45 p.m. ET.  The live web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com or at www.mkr-group.com (under featured events). To access the live conference call, dial (800) 218-0713 and give the Company name “Captaris.”  An audio replay of the conference call can be accessed at (800) 405-2236.  The replay will be available starting two hours after the call and remain in effect until Thursday, February 22 at 11:59 PT.  The required pass code is 11081537#.

About Captaris, Inc.

Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Our product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy Document Management is distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that we have positioned ourselves for improving operating leverage in future quarters and our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ quarterly reports on Form 10-Q filed in 2006 and most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax, Captaris Document Management, Captaris Interchange and Captaris Workflow.  All other brand names and trademarks are the property of their respective owners.

Contacts:

Captaris, Inc.	MKR Group, LLC
Erika Simms	Investor Relations
Treasury Analyst	Todd Kehrli or Jim Byers
(425) 638-4048	(323) 468-2300
InvestorRelations@Captaris.com	capa@mkr-group.com

Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$10,695	$6,420
Short-term investments, available-for-sale	7,084	17,506
Accounts receivable, net	21,347	18,776
Inventories, net	961	534
Prepaid expenses and other assets	2,971	1,759
Income tax receivable and deferred tax assets, net	3,052	4,141

Total current assets	46,110	49,136
Long-term investments, available-for-sale	41,584	27,601
Restricted cash	1,000	1,000
Other long-term assets	303	337
Equipment and leasehold improvements, net	4,340	6,200
Intangible assets, net	6,570	9,767
Goodwill	32,199	32,313
Deferred tax assets, net	3,842	4,849

Total assets	$135,948	$131,203

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,308	$4,665
Accrued compensation and benefits	4,522	3,764
Other accrued liabilities	1,920	2,390
Income taxes payable	192	80
Deferred revenue	20,328	18,104

Total current liabilities	32,270	29,003
Accrued liabilities - noncurrent	307	317
Deferred revenue - noncurrent	5,544	4,104

Total liabilities	38,121	33,424
Shareholders’ equity:
Common stock	275	284
Additional paid-in capital	46,614	50,835
Retained earnings	49,790	45,809
Accumulated other comprehensive income	1,148	851

Total shareholders’ equity	97,827	97,779

Total liabilities and shareholders’ equity	$135,948	$131,203

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

Net revenue:
Software revenue	$9,264	$9,691	$34,428	$32,860
Maintenance, support and services revenue	9,490	8,589	36,183	31,997
Hardware revenue	6,469	6,383	21,375	21,523

Net revenue	25,223	24,663	91,986	86,380
Cost of revenue	7,865	7,266	27,720	26,925

Gross profit	17,358	17,397	64,266	59,455
Operating expenses:
Research and development	2,840	3,748	12,227	13,976
Selling and marketing	8,051	9,251	31,830	34,448
General and administrative	3,964	4,438	16,103	18,529
Amortization of intangible assets	212	387	1,274	1,749
Gain on sale of discontinued CallXpress product line	—	—	(1,000)	(1,000)

Total operating expenses	15,067	17,824	60,434	67,702

Operating income (loss)	2,291	(427)	3,832	(8,247)
Other income (expense):
Interest	500	287	1,894	1,121
Other, net	292	(1)	55	(210)

Other income	792	286	1,949	911
Income (loss) from continuing operations before income tax expense (benefit)	3,083	(141)	5,781	(7,336)
Income tax expense (benefit)	827	(182)	1,816	(3,319)

Income (loss) from continuing operations	2,256	41	3,965	(4,017)
Discontinued operations:
Gain(loss) from sale of MediaTel assets, net of income tax expense (benefit)	(11)	3	16	38

Income (loss) from discontinued operations	(11)	3	16	38

Net income (loss)	$2,245	$44	$3,981	$(3,979)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.08	$0.00	$0.14	$(0.14)
Income(loss) from discontinued operations	(0.00)	0.00	0.00	0.00

Net income (loss)	$0.08	$0.00	$0.14	$(0.14)

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.08	$0.00	$0.14	$(0.14)
Income(loss) from discontinued operations	(0.00)	0.00	0.00	0.00

Net income (loss)	$0.08	$0.00	$0.14	$(0.14)

Weighted average basic common shares	27,206	28,400	27,899	28,907
Weighted average diluted common shares	28,506	28,557	28,514	28,907

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended December 31,

	2006	2005

Cash flows from operating activities:
Net income (loss)	$3,981	$(3,979)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,104	3,474
Amortization	3,198	3,675
Stock-based compensation expense (benefit)	677	(246)
Loss on disposition of equipment	74	10
Impairment of long-lived assets and intangibles	—	607
Provision for doubtful accounts	29	572
Changes in assets and liabilities:
Accounts receivables, net	(2,563)	(1,108)
Inventories, net	(411)	411
Prepaid expenses and other assets	(1,159)	(448)
Income tax receivable and deferred income taxes, net	2,292	(2,987)
Accounts payable	622	(2,222)
Accrued compensation and benefits	765	(623)
Other accrued liabilities	(489)	813
Income taxes payable	111	(343)
Deferred revenue	3,692	3,802

Net cash flow provided by operating activities	13,923	1,408

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,284)	(3,045)
Purchase of investments	(71,242)	(50,951)
Proceeds from disposals of fixed assets	14	26
Proceeds from sales and maturities of investments	67,790	55,721

Net cash provided by (used in) investing activities	(4,722)	1,751

Cash from financing activities:
Proceeds from exercises of stock options	5,278	574
Repurchase of common stock	(11,301)	(4,942)
Excess tax benefits from stock-based compensation	1,117	28

Net cash used in financing activities	(4,906)	(4,340)

Net increase (decrease) in cash	4,295	(1,181)
Effect of exchange rate changes on cash	(20)	38
Cash and cash equivalents at beginning of period	6,420	7,563

Cash and cash equivalents at end of period	$10,695	$6,420

Cash paid during the period for income taxes	$141	$404